SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                                       FORM 8-K
                                    CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:     May 20, 1997


                                TIPPERARY CORPORATION
--------------------------------------------------------------------------------
                (Exact name of registrant as specified in its charter)


            Texas                        1-7796                  75-1236955
----------------------------    ------------------------    --------------------
(State or other jurisdiction    (Commission file number)      (I.R.S. employer
     of incorporation)                                       identification no.)


     633 Seventeenth Street, Suite 1550
     Denver, Colorado                                  80202
--------------------------------------------      ---------------
  (Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code:    (303) 293-9379



--------------------------------------------------------------------------------
(Former name or former address if changed since last report)

ITEM 5.   Other Events

          On May 20, 1997, the Registrant announced the results of an independent engineering evaluation of its share of proved gas reserves in the Comet Ridge Coalbed Methane Project in Queensland, Australia. The results are set forth in the press release filed herewith as an exhibit.

ITEM 7.   Financial Statements and Exhibits

          (a)  Financial statements of businesses acquired.
               --------------------------------------------

               Not applicable.

          (b)  Pro forma financial information.
               --------------------------------

               Not applicable.

          (c)  Exhibits
               --------

               1.   Press release May 20, 1997, of the Registrant.

                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              TIPPERARY CORPORATION
                              (Registrant)


                         By:  /s/ David L. Bradshaw
                              --------------------------------------------------
                              David L. Bradshaw
                              President, Chief Executive Officer


Dated:    May 22, 1997

                                     EXHIBIT 1

FOR IMMEDIATE RELEASE:                                                    NEWS
May 20, 1997                                                          AMEX-TPY

                          TIPPERARY CORPORATION ANNOUNCES
                 RESULTS OF INDEPENDENT STUDY OF AUSTRALIA RESERVES

DENVER, Colorado -- Tipperary Corporation (AMEX-TPY) today announced it has received an independent engineering evaluation of its share of proved gas reserves in the Comet Ridge Coalbed Methane project in Queensland, Australia.

Tipperary previously announced that it had engaged Rothschild Australia Ltd., and Rothschild Denver Inc., to assist the Company in seeking financing for further development of the project. In conjunction with this effort, Rothschild Denver Inc., commissioned the third-party study by S. A. Holditch & Associates, Inc., a Texas-based independent engineering firm. Following is a summary of the firm's estimate of Tipperary's share of proved reserves, which include proved developed nonproducing and proved undeveloped gas reserves, as well as present value of the Company's estimated share of future net income discounted at 10%. The values presented are as of August 1997 since the discounted future net income does not include a capital investment for the initial gathering and compression system of approximately $750,000 to Tipperary's interest. This cost will be incurred prior to initial gas sales. The Company does not intend to report the reserves in its financial statements until a gas contract and working facilities are substantially in place.


                                        Proved              Proved
                                     Nonproducing        Undeveloped
                                       Reserves            Reserves
                                     ------------        -----------

No. Wells                                   18                  32
Gas - Bcf                                 41.9                59.7

Future Net Revenue (millions)         $   67.1            $   95.6
Operating Expenses                       (16.9)              (28.1)
Investment                                 (.3)               (8.1)
                                      --------            --------
Future Net Income                     $   49.9            $   59.4
                                      ========            ========

Future Net Income Discounted
     @ 10% (millions)                 $   22.8            $   20.4
                                      ========            ========


These estimates are applicable only to Tipperary's interest in the project, which is 50.75% of capital costs, 47.58% of operating expenses, and a net revenue of interest of 42.35% prior to payout. After project payout, the Company's interest is 40.6% of capital and operating expenses, with a net revenue interest of 36.14%.

For purposes of calculating future net revenue, Holditch assumed a non-escalated gas price of US $1.60 per Mcf. This price does not represent any actual contract price, as no gas contracts have been signed by the Company to date. It is, however, believed by management to be a reasonable estimate of gas prices that may be received based upon market surveys. A spacing unit of 2 square kilometers per well was assumed for future drilling.

In addition, the engineering report indicated probable undeveloped reserves and possible undeveloped reserves to Tipperary's interest. However, the categories of probable and possible reserves are not recognized as meeting the financial accounting and reporting standards for Securities and Exchange Commission reporting companies, such as Tipperary.

David Bradshaw, Tipperary's CEO, stated, "We are of course pleased with the independent reserve evaluation, and believe it provides further validation of our long-term strategy to establish gas reserves in Queensland. We believe future drilling will allow us to move substantial additional quantities of gas from probable and possible classifications into proved reserves. We continue to receive strong indications of interest from gas purchasers, and have been informed by the pipeline company, PGT Australia, that we should expect to have a pipeline connection within the next four months."

Tipperary is a Denver-based independent oil and gas company with its other producing properties located primarily in the Rocky Mountain region and in west Texas and southeast New Mexico.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Form 10-K for the Fiscal Year Ended September 30, 1996, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

                                       # # #

                                     CONTACTS:

Tipperary Corporation                         Pfeiffer Public Relations, Inc.
David L. Bradshaw, President and CEO                               Geoff High
303/293-9379                                                     303/393-7044